CODE OF CONDUCT

Cadogan Management, L.L.C. (the “Adviser” or “Cadogan”) and Cadogan Alternative Strategies II, LLC (the “Company”) are each committed to the highest standards of professional excellence and ethics. The interests of the Company’s members and other advisory clients of Cadogan are paramount and must be placed at all times ahead of the personal interests of Company/Cadogan personnel. It is critical that there be no actual or potential conflict of interest or the appearance of such a conflict. In addition, Company/Cadogan personnel should not take advantage of their position in the firm to obtain a benefit that would not be generally available. The actual or apparent conflict of interest from such actions would be extremely harmful to the reputation of the Company and of Cadogan and to investor relationships.

This Code of Conduct (the “Company Code”) is intended to be a general guideline and cannot address every specific situation which may arise. Specific situations should be discussed with the Compliance Officer. In addition to the Company Code, Company/Cadogan personnel should familiarize themselves with the Cadogan Management, L.L.C. Code of Ethics (the “Cadogan Code”) attached hereto as Appendix A, which is applicable to all Company employees.

I.	DEFINITIONS

“Adviser” means Cadogan Management, L.L.C.

The “Act” means the Investment Company Act of 1940.

“Account” means any of the Company’s accounts.

“Access Person” means any director, officer or Advisory Person of the Company, the Adviser or any principal underwriter to the Company; provided, however, that an officer or director of such principal underwriter shall be an Access Person only if he or she, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by or on behalf of the Company or whose functions relate to the making of any recommendations with respect to such purchases or sales.

“Advisory Person” means (i) any officer or employee of the Company or the Adviser, or any other person who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by or on behalf of the Company or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of a security by or on behalf of the Company.

A security generally is “being considered for purchase or sale” when, within the most recent seven (7) days, a recommendation to purchase or sell a security has been made and communicated, either orally or in writing, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

“Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which the access person has or acquires.

“Compliance Officer” means the compliance officer of the Company (who also may serve as the compliance officer of the Adviser and/or one or more affiliates of the Adviser).

For purposes of the limits on personal trading, “Control”, with respect to an account, means that a person makes or directs trades or makes decisions on trading which are communicated to a person who executes the trade. For all other purposes, “Control” shall have the same meaning as set forth in Section 2(a)(9) of the Act.

“Independent Director” of the Company means a director thereof who is not an “interested person” of the Company within the meaning of Section 2(a)(19) of the Act.

“Investment Person” means (i) any “Portfolio Manager” and (ii) any analyst or trader who provides information and advice to a “Portfolio Manager” or helps to execute decisions made by a “Portfolio Manager.”

“Purchase of Sale of a Security”, includes, inter alia, the writing of an option to purchase or sell a Security.

“Security” includes public and privately traded stocks, bonds, debentures, options, warrants and other derivative securities. It excludes U.S. government and agency obligations, short-term money market instruments, certificates of deposit, mutual funds, futures or options on futures (except with respect to single-security or narrow-based index futures) and options on broad-based indices.

“Portfolio Manager” means a person who, with respect to the Company, develops investment strategy or makes recommendations with respect to the purchase and sale of Securities.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

II.	PERSONAL TRADING
A.	Pre-clearance

1.     No Access Person shall purchase or sell a Security for a personal account without obtaining approval in advance. Such approval shall be obtained in advance in the manner set forth in the Cadogan Code of Ethics. Notwithstanding this general pre-clearance requirement, Access Persons are not required to obtain pre-clearance for transactions in automatic investment plans, company sponsored stock purchase programs, rights offerings, and involuntary situations (such as mergers).

2.     An Independent Director will not be subject to the pre-clearance provisions of this Code unless the Independent Director knows, or in the course of fulfilling his or her official duties as an Independent Director should know, that, within the most recent fifteen (15) days, the Company has purchased or sold, or considered for purchase or sale, the Security under consideration for purchase or sale, directly or indirectly, by the Independent Director.

B.	Private Placements

No Investment Person (or other natural person in a control relationship to the Company or the Adviser who obtains information concerning recommendations made to the Company with regard to the purchase or sale of a Security by or on behalf of the Company) shall acquire Securities in a private placement transaction unless prior approval is obtained in the manner set forth in the Cadogan Code of Ethics.

C.	Initial Public Offerings

The acquisition of Securities in an initial public offering by any person subject to this Code may be made only if prior approval is obtained in the manner set forth in the Cadogan Code of Ethics. Independent Directors are not subject to these pre-clearance provisions with respect to their investments in Securities in an initial public offering unless the Independent Director knows, or in the course of fulfilling his or her official duties as an Independent Director should know, that, within the most recent fifteen (15) days, the Company has purchased or sold, or considered for purchase or sale, the Security under consideration for purchase or sale, directly or indirectly, by the Independent Director.

D.	Ban on Certain Trading

1.     No Access Person shall purchase or sell, directly or indirectly, any Security which he or she knows, or should have known, at the time of such purchase or sale is being considered for purchase or sale by an Account or is being purchased or sold by an Account.

2.     No Access Person shall cause an Account to take action, or to fail to take action, for the purpose of achieving a personal benefit. Examples of this conduct include causing an Account to purchase a Security owned by the Access Person for the purpose of supporting or driving up the price of the Security, and causing an Account to refrain from selling a Security in an attempt to protect the value of the Access Person’s investment.

3.     No Access Person shall use knowledge of a transaction for an Account to profit by the market effect of such transaction.

4.     No Access Person may purchase or sell a Security if the Access Person has any material nonpublic information regarding the issuer or an affiliated issuer.

E.	Location of Trading Accounts (and Transaction Reporting)

1.            It is the responsibility of each Access Person (other than an Independent Director) to instruct their brokers to provide the Compliance Officer or designate with copies of trade confirmations (or, to the extent permitted by the Cadogan Code of Ethics, to report such person’s Securities’ transactions to the Compliance Officer or designate directly on at least a quarterly basis not later than ten days after the end of the particular calendar)

2.            An Independent Director will be subject to the reporting provisions of this Code only with respect to transactions by the Independent Director, directly or indirectly, in Securities as to which the Independent Director knows, or in the course of fulfilling his or her official duties as an Independent Director should know, that, within the 15-day period before or after the Independent Director’s transaction in such Security, the Company has purchased or sold, or considered for purchase or sale, such Security. Any such transaction report may include a statement disclaiming the report as an admission of direct or indirect “beneficial ownership”. In addition, no report is required if effected for an account over which the Independent Director has no direct or indirect influence or control, or which is managed on a discretionary basis by a person other than an the Independent Director and as to which the Independent Director does not in fact exercise influence or control.

F.	Applicable Accounts

The restrictions in II(A)-(E) above apply to accounts in which an Access Person, Investment Person, Portfolio Manager and members of their immediate family have an ownership interest and/or over which they have control.

III.	REPORTING

Upon employment, each Access Person (other than an Independent Director) shall provide a listing of all Securities held by or for such person, as well as the name of any broker or bank with whom the Access Person has an account holding Securities held by or for such person. A complete Securities holding report also shall be provided annually, with the information therein current as of a date no more than 45 days before the report is submitted.

IV.	ANNUAL CERTIFICATION

Each Access Person must certify in writing on an annual basis that he or she has received the Company Code, understands its provisions and agrees to be bound by its terms. Each Access Person must certify annually that he or she has complied with the requirements of this Code and has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to its requirements.

V.	SANCTIONS

Violations of this Code will be scrutinized carefully by the Company. The penalty for violation can include dismissal from the Company and its affiliates.

Appendix A

CADOGAN MANAGEMENT, L.L.C. CODE OF ETHICS

•	I. OVERVIEW:

Cadogan Management, L.L.C. is committed to the highest standards of ethical and professional conduct.

As a registered investment adviser, we have a fiduciary duty to each and every client of the firm. The policy of Cadogan is to protect the interests of each of the firm’s clients and to place the client’s interests first and foremost in each and every situation. The firm’s fiduciary duty also includes providing full and fair disclosure of all relevant facts and any potential or actual conflicts of interest, a duty of loyalty and good faith, providing recommendations that are suitable, and seeking best execution of all client transactions, among other things.

•               Our clients place a high level of trust in us. It is key that we conduct our activities in a manner worthy of that trust, and has implications at both the personal and organizational level.

•	Personal Conduct

Each of us within Cadogan has an obligation to act in a matter that merits trust and confidence to our clients and other constituencies. Specific guidelines for certain situations are addressed in our policies and Compliance manual. Basic principals of personal conduct can be stated as follows:

•	You must not take any action, either personally or on behalf of Cadogan, which will violate any law or regulation affecting our business.
•	You must perform your assigned duties to the best of your ability and in the best interests of the firm and its clients.
•	You must avoid all circumstances that could produce conflicts or the appearance of conflicts between your personal interests and those of Cadogan or our clients.
•	You must adhere to and fully comply with all of Cadogan’s policies and procedures, including this Code of Ethics.
•

You must exercise absolute candor and fully cooperate in providing facts and information requested by you of organization superiors or other authorized officials to the fullest extent permitted by law.

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•	You must not use firm resources nor your position within Cadogan in pursuit of personal interests or in violation of any law or regulation.
•	You must respect the confidentiality of information obtained in the course of business, including that about our clients, managers, and business partners.
•	Organizational Conduct

Cadogan Management, L.L.C. in conducting activities in the fiduciary interests of our clients, also seeks to perform in a manner both socially responsible, and respectful of our employees.

Basic principles of organizational conduct can be stated simply:

•	Cadogan will not cause or tolerate any violation of law or regulation in the conduct of its business or related activities.
•	Cadogan is committed to providing superior service to our clients, and providing a satisfying and challenging environment for our employees.
•	Cadogan will provide pertinent information to regulatory agencies and will disclose, on a timely basis information required to be furnished to our clients and prospective clients.
•	Cadogan will maintain and uphold standards and procedures that are designed to safeguard the legitimate confidentiality of information pertaining to clients and other constituencies.
•	II. STATEMENT OF BUSINESS PRACTICE:

The following Statement of Business Practice seeks to provide practical guidance for application of the Cadogan Management, L.L.C. Code of Ethics and to provide direction for addressing broad operating risk. In addition, the Insider Trading Policy and Employee Trading Policy, sets forth Cadogan’s policies with respect to your personal securities transactions. These policies, combined with those in the Cadogan Management, L.L.C. Compliance manual constitute the “Documents” referred to below.

•	Responsibilities

Our reputation depends upon the conduct and values of our employees. Building and ensuring an unblemished reputation involves you to:

•	Be thoroughly familiar with the Documents and other policies and procedures that affect your work.

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•	Periodically review your own understanding of the Documents and other policies and procedures that affect your work.
•

Be sensitive to situations that could result in inadvertent actions by yourself or your associates who could appear to be or are directly in violation of the Documents and other policies or any law or regulation.

•	Help each other assure that we uphold the highest ethical standards.
•	Maintain a working environment that is supportive of your responsibilities described in the Documents and elsewhere.

•	Compliance Officer

The Compliance Officer for Cadogan Management, L.L.C. is the Chief Financial Officer, who has the following responsibilities with respect to the resolution of any particular ethics issue:

•	To determine whether the Documents address the current issue.
•	To resolve any issue where specific definition of business practice has not been determined, coordinating the involvement of partners and external counsel as needed.
•	To provide employees with a clearer definition of “gray areas” where specific information is not available and counseling is required to determine what standard practice should be
•	Discipline and Enforcement

Violation of the Documents or any policies and notices that address employee conduct constitutes grounds for disciplinary action, which may include dismissal. Such conduct may also involve legal action, depending upon the nature of the violation. Employees may be periodically required to attest to compliance with the Documents.

•	Confidentiality

Confidentiality is a key aspect of the investment advisory business. The principle is particularly applicable to nonpublic information concerning Cadogan, its clients, sub-managers, and other parties with whom we work with. It applies with equal force to informal communications as well as to written, printed or computer-generated information.

Third Party Communications. Nonpublic information regarding Cadogan should be conveyed to others only when there is a reasonable need to know that furthers a lawful and legitimate purpose of Cadogan, with the express understanding that the information is confidential and it is to be used solely for the limited purpose for which it was received and given. Unless otherwise instructed employees should treat internal Cadogan activities and plans as confidential.

Client Information. Confidential information obtained about a client which is specifically identifiable to that client must be accorded a high level of confidentiality. We would provide such information externally only to conduct our business, comply with applicable law, protect

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against fraud or other suspected illegal activity, or help us meet client needs or when the client specifically consents or has been given an opportunity to request that the information not be shared. Any information shared will be limited to that needed or legally required and may be subject to confidentiality agreements.

Sub-Manager Information. Confidential competitive information furnished to Cadogan by managers either under review or who is currently managing funds or had previously managed fund on our behalf, must be maintained in strictest confidence.

•	Conflicts of Interest

Employees of Cadogan must avoid conflicts between personal interests and the interests of Cadogan or our clients.

The appearance of a conflict of interest can often be as detrimental as a conflict itself. Employees should exercise sound judgment before committing to any activity or participating in any transaction that could potentially be a conflict.

Defined broadly, a conflict of interest includes any situation in which an employee is engaged in two or more activities or relationships that, to some degree, are incompatible. Such situations might include activities, conduct, or investments that could conflict with the employee’s duty to Cadogan or its clients, or that could adversely affect judgment or job performance. Employees must not use their position, or Cadogan property, services, information or influence for personal gain or for another’s advantage.

In general, you should consider the following factors to avoid conflict of interest situations:

•	Perception: Could others, including associates, clients, sub-managers, competitors, regulators or the public, perceive the activity or transaction as a conflict of interest or a potential conflict?
•	Intent: Is the activity or transaction being offered in an attempt to influence your judgment?
•	Impact: Will Cadogan be disadvantaged if you participate in the activity or transaction?
•	Objectivity: Will participation in the activity or transaction in any way affect your ability to be objective with regard to any decision concerning a client, associate or sub-manager?
•	Time Considerations: Will the time required for the activity or transaction interfere with your ability to effectively carry out your responsibilities at Cadogan?
•	Gifts

Cadogan employees may not solicit, and are discouraged from accepting gifts, from current or prospective clients, vendors or sub-managers who are not family members. Gifts valued in excess of $200 U.S. may not be accepted. Gifts of money, in any amount, may not be accepted.

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Under no circumstances, however, may employees receive gifts or anything of value from current or prospective clients, vendors or sub-managers if there is a corrupt intent.

•	Hospitality

Employees are prohibited from accepting hospitality or entertainment that is:

•	Solicited;
•	Lavish or unusual
•	Not a normal or customary type of amenity; or
•	An expense reimbursed by a client or vendor that Cadogan would not pay.

If you receive an offer of hospitality or entertainment that is not explicitly prohibited, in addition to the conflict of interest factors enumerated above, you should also consider the following factors prior to making your decision:

•

Reciprocity: Are you in a position where you could provide reciprocal hospitality at Cadogan’s expense? You should consider not only the nature of the hospitality being offered, but also the organizational stature of the person making the offer.

•

Pattern: Is the nature of the hospitality being offered typical for the size and status of the client, vendor or sub-manager relationship? The type of hospitality offered should be customary and appropriate with regard to your job responsibilities.

If, after evaluating the above, there remains any question of appropriateness of such offer, you should consult with the Compliance Officer.

•	Reporting Certain Conduct

Under federal law, Cadogan can be held criminally liable if one of its associates, partners, or agents commits certain crimes. Accordingly, any employee who has knowledge or information about employment-related conduct by another employee, partner or agent of Cadogan that he or she believes to be a crime, a material violation of law or regulation, a dishonest act, a breach of trust or other conduct that might seriously affect Cadogan’s reputation – whether or not Cadogan is victimized – must promptly report the relevant facts to the Compliance Officer. In addition, if you become aware of any circumstances or activities that may conflict with the Documents, you should report such matters to the Compliance Officer.

A form for this purpose is provided at the end of this booklet. Employees will not be retaliated against for reporting information in good faith in accordance with this policy.

III.	POLICY ON INSIDER TRADING:

This Statement represents the policy of Cadogan Management with respect to the receipt and use of material nonpublic information.

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As a registered investment adviser, we have a fiduciary duty to each and every client of the firm. The policy of Cadogan is to protect the interests of each of the firm’s clients and to place the client’s interests first and foremost in each and every situation. The firm’s fiduciary duty also includes providing full and fair disclosure of all relevant facts and any potential or actual conflicts of interest, a duty of loyalty and good faith, providing recommendations that are suitable, and seeking best execution of all client transactions, among other things.

As an essential part of your work, many of you may have access to material nonpublic information. Those of you who possess such information hold a special position of trust and confidence toward it.

Court and SEC administrative decisions interpreting the anti-fraud provisions of the federal securities laws generally make it unlawful for any person to trade securities for themselves or their clients while in possession of material nonpublic information or to selectively disclose such information to others who may trade. Violations of these provisions may result in civil and criminal penalties, including fines and jail sentences, as well as dismissal by the company. Although there are exceptions to these prohibitions, these exceptions are limited.

“Nonpublic” information is any information that has not been disclosed generally to the marketplace. Information received about the company that is not yet in general circulation should be considered nonpublic. Similarly, information received about another company in circumstances indicating that it is not yet in general circulation should be considered nonpublic. As a general rule, one should be able to point to some fact to show that the information is widely available; for example, its publication in The Wall Street Journal or in other major news publications. Even after XYZ has released information to the press and the information has been reported, at least 24 hours must be allowed for the general marketplace to learn of and evaluate that information before you trade in XYZ Securities.

“Material” information is any information about a company or the market for the company’s securities that is likely to be considered important by reasonable investors, including reasonable speculative investors, in determining whether to trade. Information that affects the price of the company’s securities is likely to be deemed material.

While it is not possible to identify in advance all information that will be deemed to be material, some illustrations of such information would include earnings, dividend actions, mergers and acquisitions, major discoveries, major new products, significant advances in research, major personnel changes, labor negotiations, price changes or major marketing changes, government investigations, or significant litigation.

Material nonpublic information might be inadvertently disclosed to you by a company director, officer or employee. It might also be disclosed to you by persons with business relationships with the company, such as its investment banker, or one of our sub-mangers. In such a case, you should immediately report the facts to the Managing Partner for a decision regarding appropriate steps.

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In addition, whenever you receive information about a company, you should refrain from trading while in possession of that information unless you first determine that the information is either public, non-material, or both. You should also refrain from disclosing the information to others, such as family, relatives, business, or social acquaintances, who do not need to know it for legitimate business reasons. If you have any questions at all as to whether the information is material and nonpublic, you must resolve the questions before trading, recommending trading, or divulging the information. If any doubt at all remains, you should consult one of the Partners or Compliance Officer.

If there is any unresolved question in your mind as to the applicability or interpretation of these standards or the propriety of any trading or disclosure, the issue should be discussed with the Compliance Officer prior to trading or disclosure of the information.

IV. EMPLOYEE TRADING POLICY AND PROCEDURES:

In order to maintain standards of financial management integrity of our firm, as our first order of business is the effective and professional management of client funds entrusted to us.......

It is the policy of Cadogan Management to require pre-authorization of all securities, options and futures trading by any of its employees or independent contractors (both parties referred to collectively as "employees" below).

Employee Trading Procedures are as follows:

➢

Proposed trades by employees will require them to furnish information on an Employee Trade ticket, to indicate stock symbol, quantity, price limit (if any), and duration of order ("day" or "good-'til-cancelled"). This will be in advance of the employee’s placement of such order with his/her broker.

➢

The ticket should be taken to an Approval Person (see below). (A proposed trades by Approval Persons need to be approved by another Approval Person) If approved, the trade ticket will be signed and dated, and returned to the employee.

➢	The employee may then place the order with his/her broker. Upon receipt of an execution, the employee will then complete the trade ticket with all details, and submit it to the Compliance Officer.

➢	Orders will subsequently be cross-verified on a monthly basis by the Compliance Officer, against duplicate confirmations and statements received by Cadogan for the employee’s account.

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Approval Persons:

As of August 1, 2001, approval persons for Cadogan Management, L.L.C. are:

Stuart Leaf, Michael Waldron, Paul Isaac, Matthew Jenal

Please also note:

➢	Determination by Approval Persons will be final.

➢	Any breach of the above will be considered as grounds for disciplinary action and/or termination.

➢	All employee personal accounts must have duplicate confirmations and statements sent to Cadogan Management; attention: Compliance Officer.

As a registered investment adviser, we have a fiduciary duty to each and every client of the firm. The policy of Cadogan is to protect the interests of each of the firm’s clients and to place the client’s interests first and foremost in each and every situation. The firm’s fiduciary duty also includes providing full and fair disclosure of all relevant facts and any potential or actual conflicts of interest, a duty of loyalty and good faith, providing recommendations that are suitable, and seeking best execution of all client transactions, among other things.

Matthew Jenal, Chief Financial Officer is responsible for the implementation of this policy.

Sample trade ticket is on the following page.

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Sample Trade Ticket:

Cadogan Management, L.L.C. **Employee Trade**				
☐ Buy Long ☐ Buy Cover ☐ Sell Long ☐ Sell Short	Quantity	Broker		
Security / Ticker Symbol		Price	Limit	
		Commission	GTC	Day

FOR THE ACCOUNT OF:

____

____

____

EXECUTION DATE:____________________

Approved By:	Approval Date/Time	Verified with Confirm

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•	REPORT OF CIRCUMSTANCES OR ACTIVITIES

Cadogan Management, L.L.C. Code of Ethics and Insider Trading Policy

In accordance with the Cadogan Management, L.L.C. Code of Ethics (“Code”), including the Statement of Business Practice (“Statement”), and the Insider Trading Policy and Employee Trading Policy (“Policies”), I wish to report the following circumstances or activities that may conflict with the Code, Statement or Policies.

_________________________________	______________________________
Signature	Name (please print)

_________________________________	______________________________
Telephone Number	Title

_________________________________	______________________________
Date	Address

______________________________

Describe the circumstances or activities that you wish to report:

Please return to the Cadogan Compliance Officer or Chief Executive Officer

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CONCURRENCE:

Cadogan Management, L.L.C. Code of Ethics and Insider Trading Policy

I have read, understand and agree to the terms of the Cadogan Management, L.L.C. Code of Ethics (“Code”), including the Statement of Business Practice (“Statement”), and the Insider Trading Policy and Employee Trading Policy (“Policies”). Within its meaning, express or implied, I am not and have not been aware of any circumstances of a personal or family nature (involving me or any other associate) which would conflict with the Code, Statement, or Policies.

_________________________________	______________________________
Signature	Name (please print)

_________________________________

Date

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